UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2024

OCCIDENTAL PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9210	95-4035997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 110
Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Common Stock, $0.20 par value	OXY	New York Stock Exchange
Warrants to Purchase Common Stock, $0.20 par value	OXY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Occidental Petroleum Corporation (“Occidental”) has received notice of an unsolicited “mini-tender offer” made by TRC Capital Investment Corporation (“TRC”) to Occidental shareholders to purchase up to 2 million shares of Occidental common stock at $51.51 per share, which represents approximately 0.2 percent of the common shares outstanding as of the October 15, 2024 offer date.

Occidental does not endorse TRC’s unsolicited offer, has no association with TRC, its mini-tender offer or the mini-tender offer documentation, and recommends that shareholders do not tender their shares in response to the offer.  The offer is at a price below the current market price for Occidental shares and is at an approximate 4.45% discount to the closing price of Occidental common stock as of October 14, 2024 ($53.91 per share), the last trading day before the mini-tender offer commenced.

Market volatility before the expiration of the mini-tender offer may cause the value of Occidental common stock trading in the open market to be higher (as it was on the day the offer was commenced) or lower than the value offered by TRC.  If the market price of Occidental shares is at or above the offer price at the expiration of the tender offer, shareholders may receive more cash by selling their shares on the open market rather than by tendering them in the offer.  Additionally, TRC’s offer is subject to numerous conditions, including that Occidental’s stock price not fall below $51.22 per share (5% less than the October 14 closing price of $53.91).

TRC has made many similar mini-tender offers for shares of other companies and has previously made similar mini-tender offers for shares of Occidental.  Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (“SEC”) that apply to offers for more than 5 percent of a company’s shares outstanding.  As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.  The SEC has cautioned investors about mini-tender offers, providing guidance to investors, noting that “[s]ome bidders make mini-tender offers at below market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s Tips for Investors regarding mini-tender offers may be found on the SEC website at https://www.sec.gov/about/reports-publications/investorpubsminitend.

Occidental urges investors to obtain current market quotations for their shares, to consult with their brokers or financial advisors, and to exercise caution with respect to TRC’s offer.  Occidental recommends that shareholders who have not responded to TRC’s offer take no action.  Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer by providing written notice described in TRC’s offering documents.  The offer is currently scheduled to expire at 11:59 p.m., New York City time, on November 12, 2024, unless the offer is otherwise extended by TRC in its discretion or terminated earlier.

Occidental encourages brokers, dealers, and other market participants to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.  Occidental requests that brokers and dealers include a copy of this Current Report on Form 8-K with all distributions of materials relating to TRC’s mini-tender offer related to Occidental shares of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 25, 2024	OCCIDENTAL PETROLEUM CORPORATION

	By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President, Chief Compliance Officer and Corporate Secretary